Exhibit 3.1

ARTICLES OF AMENDMENT
TO
THIRD RESTATED ARTICLES OF INCORPORATION
OF
SELECT COMFORT CORPORATION

The undersigned, Mark A. Kimball, being the Secretary of Select Comfort Corporation (the “Corporation”), a corporation organized under and subject to the provisions of Minnesota Statutes, Chapter 302A, does hereby certify to the Minnesota Secretary of State as follows:

1.    Pursuant to Minnesota Statutes, Section 302A.139, the Corporation states that the name of the Corporation is Select Comfort Corporation; that the amendment set forth below has been adopted pursuant to Minnesota Statutes, Chapter 302A and, more specifically, has been adopted by the Board of Directors of the Corporation acting alone pursuant to Minnesota Statutes, Section 302A.135, Subd. 7; and the amendment adopted is as follows:

Article I of the Corporation’s Third Restated Articles of Incorporation, as amended, is hereby amended to read in its entirety as follows:

“The name of the Corporation is Sleep Number Corporation.”

2.    These Articles of Amendment shall become effective at 12:00 a.m. CDT on November 1, 2017.

I, the undersigned, certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this amendment under oath.

IN WITNESS WHEREOF, I have hereunto set my hand this 27th day of October, 2017.

SELECT COMFORT CORPORATION

By:    /s/ Mark A. Kimball
Mark A. Kimball, Secretary